Exhibit 99.4

SUPERIOR CONSULTANT HOLDINGS CORPORATION

Transcript of Conference Call

July 25, 2003
11:00 a.m. EST

Moderator	Ladies and gentlemen, thank you for standing by and welcome to the Superior Consultant Holdings second quarter results conference call. At this time, all lines are in a listen-only mode. Later we will conduct a question and answer session, instructions will be given at that time. As a reminder, this conference is being recorded.

I would now like to turn the conference over to your host, Executive Vice President, Sue Synor. Please go ahead.

S. Synor	Good morning. Thank you for participating in today’s second quarter conference call for Superior Consultant Holdings Corporation. You should all have a copy of yesterday’s press releases. If you do not, please call Florence at 248-226-8314. Today, management will provide an overview on the second quarter and then, we’ll open up the call for questions.

With us today from management we have Richard Helppie, Chief Executive Officer; George Huntzinger, President and Chief Operating Officer; and Richard Sorensen, Chief Financial Officer.

I will now read the Safe Harbor statement. Statements included in this call which are not historical in nature are intended to be and are hereby identified as forward-looking statements for purposes of the Safe Harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended by Public Law 104-67. Forward-looking statements may be identified by words including, but not limited to, anticipate, believe, intends, estimates, promises, expect, should, conditioned upon, and similar expressions.

This call contains forward-looking statements relating to future financial results or business expectations. Business plans may change as circumstances warrant. Actual results may differ materially as a result of factors and events, which the company is unable to accurately predict or over which the company has no control.

Such factors include, but are not limited to the award or loss of significant client assignments; timing of contracts; recruiting and new business solicitation efforts; the healthcare market’s acceptance of and demand for the company’s offerings; demands upon and consumption of the company’s cash and cash equivalent resources; or changes in the company’s access to working capital, regulatory changes and other factors effecting the financial restraints on the company’s clients; economic factors specific to healthcare; general economic conditions; unforeseen disruptions in transportation, communications or other infrastructure components; acquisitions under consideration; and the ability to integrate acquisitions on a timely basis.

Additional information regarding these factors and others and additional information concerning the company are included in the company’s reports on file with the Securities and Exchange Commission.

Thank you for your patience. I will now turn the call over to our Chief Executive Officer, Richard Helppie.

R. Helppie	Thank you, Sue. Good morning and thank you for joining Superior Consultant’s second quarter conference call. I’ll provide a brief recap and comments on the company’s management focus, then our Chief Financial Officer, Richard Sorensen, will provide a financial analysis for the second quarter and the third quarter. Our President and Chief Operating Officer, George Huntzinger, will then provide a brief operations synopsis. We will then open up for questions.

It has been a busy quarter. We have won new clients in our consulting and outsourcing businesses, brought on additional sales and senior leadership, and improved our cash position with $8 million from subordinated debt.

Our management focus is providing tangible results for our clients, outstanding opportunity for our industry experienced workforce, and improved financial performance for our investors. In consulting, our clients continue to call on us for important work in strategy, operations and in execution. We have successfully added 27 new clients this past quarter.

The market is competitive, and the award of larger assignments continue to have longer, more involved, sales cycles. In consulting and in outsourcing, we continue to rely on strong client references to bring us new business. Our outsourcing contracts are performing on plan. Clients are realizing the benefits of full service outsourcing contracts, and we are performing at or above economic plan with each of these contracts. Our critical success factor in outsourcing is the ability to win new contracts that will accelerate the payback time on our investments in outsourcing infrastructure. To that end, this past quarter we announced our fifth full service outsourcing contract with Agnesian Healthcare. This week, we added another strong prospect and we do expect a signed letter of intent in the next few days for a multi-year, full service outsourcing relationship.

We continue to move outsourcing prospects through the sales pipeline. While we have terrific client references and what we believe are strong indications, the decision process to win and finalize these agreements make it difficult to forecast absolute timeframes.

During the quarter, we also executed a Dutch auction tender stock buyback, and we bought approximately 355,000 shares at $3.60 per share. As part of these transactions, we issued warrants on up to 860,800 shares at $3.04.

For the third quarter, in terms of our outlook and visibility, we have provided our best estimate as of this date, which is early in the quarter. We are working vigorously on all fronts and we do expect to improve over last year’s third quarter.

I would now like to turn the call over to Superior’s Chief Financial Officer, Richard Sorensen.

R. Sorensen	Thanks, Rich. Good morning to everyone. For the second quarter of 2003, we generated approximately $600,000 in cash from operations on net revenue of $22.9 million, compared with $63,000 of cash used in operations on net revenue of $21.9 million last quarter and $1.6 million in cash generated from operations on net revenue of $22 million in revenue one year ago, which was due to the receipt of a tax refund of $2.7 million in that quarter. Loss from operations for the quarter amounted to approximately $200,000, compared with a loss of $808,000 last quarter and a loss of one million dollars one year ago.

EBITDA for the quarter was a positive one million dollars, compared to approximately $300,000 last quarter and $100,000 a year ago. Net loss for the quarter amounted to approximately $400,000 or $0.04 per diluted share, compared with a net loss of $887,000 or $0.08 per diluted share last quarter.

Our gross margins for the quarter were 27.6%, which was consistent with the first quarter gross margin of 27.4%. Outsourcing revenue increased to $9.2 million when compared with Q1 2003 of $7.9 million. Outsourcing gross margins improved to 14.1% from 6.3% in the last quarter. The improvement was a result of higher revenue and efficiencies realized from our processing center, as we are able to leverage our investment when new outsourcing clients are added.

Consulting revenue of $13.7 million was consistent with the first quarter consulting revenue of $14 million. Consulting gross margins decreased to 36.6% from 39.4% last quarter. The decrease was a result of the slightly lower revenue and a small increase in other costs of services.

Our SG&A expenses for the quarter were $6.6 million as compared with $6.8 million for the first quarter and $8.4 million for the quarter one year ago. This marked the 11th consecutive quarter of declines in our recurring SG&A expenses. This represents a decrease of approximately 4% and 22% when compared with Q1 ’03 and Q2 ’02 respectively. We continue to leverage our operating efficiencies through the achievement of the economies of scale and through costs savings initiatives.

Q2 capital expenditures for equipment and software totaled $3.8 million, which included approximately $3.6 million related to our new outsourcing contracts and processing center. Approximately $2.2 million of the capital expenditures were financed through capital leases and other financing arrangements.

During Q2 ’03, we completed the placement of $7.5 million in senior subordinated debentures and warrants. The debentures and the warrants to purchase up to 807,000 shares of common stock were issued to funds affiliated with Camden Partners of Baltimore, Maryland. This week, we also completed the placement of $500,000 in senior subordinated debentures and issued warrants to purchase up to 53,800 shares of common stock to GRI Fund, Limited Partnership of Baltimore.

We will utilize these funds primarily to further invest in our outsourcing opportunities. Also, we used a portion of the proceeds from the Camden investment to purchase 355,000 shares in our recent modified Dutch Auction tender offer, and we intend to use an additional portion of the proceeds for further stock repurchases.

We ended the quarter with $18.9 million in cash. Our days sales outstanding were 50 days, compared to 59 days at the end of the first quarter. Depreciation and amortization expense for the quarter amounted to $1.3 million. At quarter’s end, we had approximately 570 employees.

For the third quarter, we anticipate the net revenue will be in the range of $21.6 million to $23 million, compared with net revenue of $20.8 million in the third quarter of last year. The revenue forecast is based on a current booked backlog of $19.1 million for the third quarter and client indications of an additional $1.4 million. Our revenue estimates for consulting are conservative, due to seasonality and the variability of the healthcare consulting business at this time. We are predicting the net loss for the third quarter will be between approximately $1.8 million and $400,000 with a loss per share of $0.17 to $0.04, compared with the net loss in the same quarter of last year of $2.1 million, with a loss per share of $0.20. Cash flow used in operations is expected to be between $200,000 and $1.6 million in the third quarter, compared with cash flow generated from operations of $500,000 in the same quarter last year.

I will now turn the call over to our President and Chief Operating Officer, George Huntzinger.

G. Huntzinger	Thank you, Rich. Today, I will cover some of the key results and initiatives in both our consulting and outsourcing business. In consulting, Superior continues to focus on its core competencies of application delivery and strategic advisory consulting solutions, and continues to deliver exemplary services to our clients.

Consulting accepts were $14 million and consulting revenue was consistent with that of Q1 2003. Superior added 27 new clients in the second quarter versus 25 clients in quarter one of 2003. Areas performing well include: financial systems; revenue cycle services; clinical transformation; and application delivery services.

I will now highlight a few of our consulting assignments procured during the quarter. Superior won a highly competitive network redesign project with a large multi-state health system headquartered in the Mid-Atlantic states. During this project, Superior will redesign the entire wide area and metropolitan area networks to maximize overall system performance and reduce communication cost through the integration of data and voice networks.

Next, the Chi Group of Superior conducted another financial turnaround engagement for a 330-bed hospital in the Southeast. Building on results achieved by the hospital’s management team, Superior crafted a detailed financial improvement plan and strategy that identified ways to decrease annual cost by an additional $5 million to $6 million. Our consultants also prepared a detailed market analysis and review of organizational strategy to formulate recommendations designed to increase profitable revenue streams.

Our financial systems team closed an engagement to implement all suites of Lawson Software at a medium-sized two-hospital system in a major Midwestern city. Six vendors were asked to bid and Superior was selected over the competition, based on the quality of the staff presented, Superior’s ability to assume risk and Superior’s proven expertise.

Now let me cover outsourcing. Economies of scale and the application of best practices at our client sites, and at our Superior Processing Center, have resulted in significant quarter over quarter improvement in both revenue and operating income.

Multiple clients are now fully realizing the benefits of our processing center, and we are adding another site during the quarter. We continue to execute against our operational excellence strategy by implementing predictable, repeatable processes, while continuing to reduce costs. In as such, we are in the final stages of becoming e-SCM certified. e-SCM is the Carnegie Mellon Sourcing Capability Model, which provides prospective clients with an objective means for evaluating the capability of outsourcing providers.

I will now provide highlights of outsourcing sales activity. During the second quarter, we signed a seven-year, $35 million, full information technology outsourcing contract, including providing the client, the benefits of our centralized processing environment offered at Superior’s Processing Center, and our best practices desktop and network management solution, NetLinc, as well as application deployment and HIPAA services.

We also signed a five-year agreement during the second quarter with a prestigious East Coast university medical center for NetLinc, our seven-by-24 help desk and remote monitoring service.

Finally, as we announced in our press release yesterday, we have recently reached a verbal agreement on a letter of intent on a multi-year full service outsourcing agreement with an East Coast health system.

I will now turn the call back to Richard Helppie.

R. Helppie	Thanks, George. That is the overview of the company’s management focus, a look at our finances and a synopsis of operations. If there are any questions, we’d be happy to take them now.

Moderator	Mr. Helppie, we have no questions in queue at this time. Please continue.

R. Helppie	Terrific. Thank you for joining the call this morning and we’re going back to work. So long.

Moderator	Ladies and gentlemen, this conference will be made available for replay after 2:30 p.m. today and running through August 1st at midnight. You may access the AT&T Replay System at any time by dialing 1-800-475-6701, or dial 320-365-3844 and enter the access code 690249.

That does conclude your conference for today. Thank you for your participation and for using AT&T Executive Teleconference. You may now disconnect.